Consent of Independent Registered Public Accounting Firm

Chyron Corporation

Melville, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 21, 2008, relating to the consolidated financial statements, and schedule of Chyron Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Melville, New York

July 7, 2008